Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger between Johnson Controls, Inc. (“Johnson Controls”) and Tyco International plc (“Tyco”), which was consummated on September 2, 2016, and other activities contemplated by the merger agreement based on the historical financial position and results of operations of Johnson Controls and Tyco. It is presented as follows:

•                  The unaudited pro forma combined statement of financial position as of June 30, 2016 was prepared based on (i) the historical unaudited consolidated statement of financial position of Johnson Controls as of June 30, 2016 and (ii) the historical unaudited consolidated balance sheet of Tyco as of June 24, 2016.

•                  The unaudited pro forma combined statement of income for the fiscal year ended September 30, 2015 was prepared based on (i) the historical audited consolidated statement of income of Johnson Controls for the fiscal year ended September 30, 2015 and (ii) the historical audited consolidated statement of operations of Tyco for the fiscal year ended September 25, 2015.

•                  The unaudited pro forma combined statement of income for the nine months ended June 30, 2016 was prepared based on (i) the historical unaudited consolidated statement of income of Johnson Controls for the nine months ended June 30, 2016 and (ii) the historical unaudited consolidated statement of operations of Tyco for the nine months ended June 24, 2016.

The merger is accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). Johnson Controls is the acquirer solely for financial accounting purposes.  The unaudited pro forma combined financial information set forth below primarily gives effect to the following:

•                  adjustments to conform the accounting policies of Tyco to those of Johnson Controls;

•                  application of the acquisition method of accounting in connection with the merger;

•                  repayment of certain existing debt facilities and new or assumed borrowings under new debt facilities in connection with the merger;

•                  transaction costs in connection with the merger and related financing;

•                  issuance of new equity in connection with the merger;

•                  Tyco’s 0.955 for 1 share consolidation in connection with the merger; and

•                  Johnson Controls’ spin-off of the Adient Business.

The unaudited pro forma combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the combination been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company. The accompanying unaudited pro forma combined statements of income do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under existing U.S. GAAP standards, which are subject to change.  Johnson Controls is the acquirer in the merger for accounting purposes and Tyco is the acquiree. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Johnson Controls intends to complete the valuations and other studies and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. The assets and liabilities of Tyco have been measured based on various preliminary estimates using assumptions that Johnson Controls believes are reasonable, based on information that is currently available. Under the HSR Act and other relevant laws and regulations, before the closing of the merger, there were significant limitations regarding what Johnson Controls could learn about Tyco. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial information prepared in accordance with the rules and regulations of the SEC. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operation and financial position.

The unaudited pro forma combined financial information has been compiled in a manner consistent with the accounting policies adopted by Johnson Controls. Johnson Controls is in the process of performing a detailed review of Tyco’s accounting policies. As a result of that review, Johnson Controls may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Additionally, certain financial information of Tyco as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in Johnson Controls’ consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information. Transactions between Johnson Controls and Tyco during the periods presented in the unaudited pro forma combined financial information were not significant.

The unaudited pro forma combined statements of income for the fiscal year ended September 30, 2015 and the nine months ended June 30, 2016 assume the transaction occurred on October 1, 2014. The unaudited pro forma combined statement of financial position as of June 30, 2016 assumes the transaction occurred on June 30, 2016.

This unaudited pro forma combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Johnson Controls and Tyco:

•                  Separate historical financial statements of Johnson Controls as of and for the year ended September 30, 2015 and the related notes included in Johnson Controls’ Annual Report on Form 10-K for the year ended September 30, 2015 that Johnson Controls filed with the SEC on November 18, 2015, portions of which (including Part I, Item 1. Business, and the following items from Part II of the Annual Report: Item 6. Selected Financial Data, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data) were recast in Johnson Controls’ Current Report on Form 8-K filed with the SEC on March 3, 2016;

•                  Separate historical financial statements of Tyco as of and for the year ended September 25, 2015 and the related notes in Tyco’s Annual Report on Form 10-K for the year ended September 25, 2015 that Tyco filed with the SEC on November 13, 2015, portions of which (including the following items from Part II of the Annual Report: Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 8. Financial Statements and Supplementary Data and Item 9A. Controls and Procedures) were recast in Tyco’s Current Report on Form 8-K filed with the SEC on March 11, 2016;

•                  Separate historical financial statements of Johnson Controls as of and for the nine months ended June 30, 2016 and the related notes included in Johnson Controls’ Quarterly Report on Form 10-Q for the period ended June 30, 2016 that Johnson Controls filed with the SEC on July 29, 2016; and

•                  Separate historical financial statements of Tyco as of and for the nine months ended June 24, 2016 and the related notes included in Tyco’s Quarterly Report on Form 10-Q for the period ended June 24, 2016 that Tyco filed with the SEC on July 29, 2016.

UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION

As of June 30, 2016

(In millions)

	Historical
	Johnson Controls Inc.	Tyco International PLC	Reclassification (2)	Pro Forma Merger Adjustments		Pro Forma Merger Sub-Total	Adient Spin- off (9)	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$467	$345	$—	$1,113	6a	$1,925	$(120)	$1,805
Accounts receivable — net	6,170	1,805	—	—		7,975	(2,132)	5,843
Inventories	2,972	656	—	136	6b	3,764	(704)	3,060
Prepaid expenses and other	—	883	(883)	—		—	—	—
Deferred income taxes	—	62	(62)	—		—	—	—
Assets held for sale	17	71	—	—		88	—	88
Other current assets	2,221	—	945	(39)	6c	3,127	(778)	2,349
Total current assets	11,847	3,822	—	1,210		16,879	(3,734)	13,145
Property, plant and equipment — net	6,374	1,180	—	237	6d	7,791	(2,124)	5,667
Goodwill	7,093	4,418	—	10,670	6e	22,181	(2,374)	19,807
Other intangible assets — net	1,568	966	—	6,244	6f	8,778	(117)	8,661
Investments in partially-owned affiliates	2,665	—	—	—		2,665	(1,694)	971
Other noncurrent assets	2,332	1,228	—	(575)	6g	2,985	(407)	2,578
Total assets	$31,879	$11,614	$—	$17,786		$61,279	$(10,450)	$50,829

Liabilities and Equity
Short-term debt	$2,189	$—	$341	$(1,014)	6h	$1,516	$(522)	$994
Current portion of long-term debt	670	—	—	(148)	6h	522	(7)	515
Loans payable and current maturities of long-term debt	—	341	(341)	—		—	—	—
Accounts payable	5,455	799	—	—		6,254	(2,502)	3,752
Accrued compensation and benefits	1,093	—	285	(11)	6i	1,367	(409)	958
Accrued and other current liabilities	—	1,564	(1,564)	—		—	—	—
Deferred revenue	—	378	(378)	—		—	—	—
Liabilities held for sale	—	34	—	—		34	—	34
Other current liabilities	3,479	—	1,657	(125)	6j	5,011	(962)	4,049
Total current liabilities	12,886	3,116	—	(1,298)		14,704	(4,402)	10,302
Long-term debt	5,139	2,165	—	3,864	6k	11,168	(29)	11,139
Deferred revenue	—	284	(284)	—		—	—	—
Pension and postretirement benefits	727	—	469	(211)	6l	985	(88)	897
Other noncurrent liabilities	2,353	1,663	(185)	1,181	6m	5,012	(360)	4,652
Total liabilities	21,105	7,228	—	3,536		31,869	(4,879)	26,990

Redeemable noncontrolling interests	251	—	—	—		251	(49)	202
Common stock	718	4	—	(713)	6n	9	—	9
Treasury stock, at cost	(3,639)	(15)	—	3,639	6n	(15)	—	(15)
Capital in excess of par value	3,119	813	—	12,154	6n	16,086	—	16,086
Retained earnings	10,575	5,364	—	(2,645)	6n	13,294	(5,977)	7,317
Accumulated other comprehensive loss	(1,174)	(1,815)	—	1,815	6n	(1,174)	586	(588)
Shareholders’ equity attributable to Johnson Controls and Tyco	9,599	4,351	—	14,250		28,200	(5,391)	22,809
Noncontrolling interests	924	35	—	—		959	(131)	828
Total equity	10,523	4,386	—	14,250		29,159	(5,522)	23,637
Total liabilities and equity	$31,879	$11,614	$—	$17,786		$61,279	$(10,450)	$50,829

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

Fiscal Year Ended September 30, 2015

(In millions, except per share data)

	Historical
	Johnson Controls Inc.	Tyco International PLC	Reclassification (2)	Pro Forma Merger Adjustments		Pro Forma Merger Sub- Total		Adient Spin-off (9)	Pro Forma Combined
Net Sales
Products and systems	$33,513	$5,965	$—	$(35)	7a	$39,443		$(20,079)	$19,364
Services	3,666	3,937	—	—		7,603		—	7,603
	37,179	9,902	—	(35)		47,046		(20,079)	26,967
Cost of sales
Products and systems	28,214	4,072	(252)	6		32,040		(18,163)	13,877
Services	2,518	2,198	—	110		4,826		—	4,826
	30,732	6,270	(252)	116	7b	36,866		(18,163)	18,703
Gross profit	6,447	3,632	252	(151)		10,180		(1,916)	8,264
Selling, general and administrative expenses	(3,986)	(2,573)	(264)	(295)	7c	(7,118)		795	(6,323)
Restructuring and impairment costs	(397)	(175)	—	—		(572)		182	(390)
Net financing charges	(288)	—	(168)	(83)	7d	(539)		14	(525)
Equity income	375	—	11	—		386		(295)	91
Interest income	—	15	(15)	—		—		—	—
Interest expense	—	(102)	102	—		—		—	—
Other expense — net	—	(82)	82	—		—		—	—
Income from continuing operations before income taxes	2,151	715	—	(529)		2,337		(1,220)	1,117
Income tax provision	600	100	—	(120)	7e	580		(529)	51
Income from continuing operations	1,551	615	—	(409)		1,757		(691)	1,066
Income (loss) from continuing operations attributable to noncontrolling interests	112	(2)	—	—		110		(66)	44
Net income from continuing operations attributable to controlling shareholders	$1,439	$617	$—	$(409)		$1,647		$(625)	$1,022

Basic earnings per share attributable to controlling shareholders from continuing operations	$2.20					$1.77			$1.10

Diluted earnings per share attributable to controlling shareholders from continuing operations	$2.18					$1.75			$1.09

Weighted average number of shares outstanding:
Basic	655.2					929.6	(8)		929.6
Diluted	661.5					941.6	(8)		941.6

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

Nine Months Ended June 30, 2016

(In millions, except per share data)

	Historical
	Johnson Controls Inc.	Tyco International PLC	Reclassification (2)	Pro Forma Merger Adjustments		Pro Forma Merger Sub- Total		Adient Spin-off (9)	Pro Forma Combined
Net Sales
Products and systems	$24,772	$4,293	$—	$(23)	7a	$29,042		$(12,893)	$16,149
Services	2,704	2,863	—	—		5,567		—	5,567
	27,476	7,156	—	(23)		34,609		(12,893)	21,716
Cost of sales
Products and systems	20,369	2,956	(192)	(12)		23,121		(11,610)	11,511
Services	1,858	1,550	—	66		3,474		—	3,474
	22,227	4,506	(192)	54	7b	26,595		(11,610)	14,985
Gross profit	5,249	2,650	192	(77)		8,014		(1,283)	6,731
Selling, general and administrative expenses	(3,411)	(1,842)	(170)	(36)	7c	(5,459)		770	(4,689)
Merger costs	—	(33)	33	—		—		—	—
Restructuring and impairment costs	(331)	(21)	—	—		(352)		244	(108)
Net financing charges	(211)	—	(224)	(62)	7d	(497)		9	(488)
Equity income	387	—	1	—		388		(260)	128
Interest income	—	11	(11)	—		—		—	—
Interest expense	—	(68)	68	—		—		—	—
Other expense - net	—	(111)	111	—		—		—	—
Income from continuing operations before income taxes	1,683	586	—	(175)		2,094		(520)	1,574
Income tax provision	1,203	130	—	(50)	7e	1,283		(1,054)	229
Income from continuing operations	480	456	—	(125)		811		534	1,345
Income (loss) from continuing operations attributable to noncontrolling interests	177	(2)	—	—		175		(61)	114
Net income from continuing operations attributable to controlling shareholders	$303	$458	$—	$(125)		$636		$595	$1,231

Basic earnings per share attributable to controlling shareholders from continuing operations	$0.47					$0.68			$1.32

Diluted earnings per share attributable to controlling shareholders from continuing operations	$0.47					$0.68			$1.31

Weighted average number of shares outstanding:
Basic	647.0					933.4	(8)		933.4
Diluted	651.5					940.9	(8)		940.9

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.  Description of Transaction

On September 2, 2016, Johnson Controls and Tyco completed their combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 24, 2016, as amended by Amendment No. 1, dated as of July 1, 2016, by and among Johnson Controls, Tyco and certain other parties named therein, including Jagara Merger Sub LLC, an indirect wholly owned subsidiary of Tyco (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, on September 2, 2016, Merger Sub merged with and into Johnson Controls with Johnson Controls being the surviving corporation in the merger and a wholly owned, indirect subsidiary of Tyco (the “merger”).  Following the merger, Tyco changed its name to “Johnson Controls International plc.”

Immediately prior to the merger and in connection therewith, Tyco shareholders received 0.955 ordinary shares of Tyco (which shares are now referred to as “combined company ordinary shares”) for each Tyco ordinary share they held by virtue of a 0.955-for-one share consolidation. In the merger, each outstanding share of common stock, par value $1.00 per share, of Johnson Controls (“Johnson Controls common stock”) (other than shares held by Johnson Controls, Tyco and certain of their subsidiaries) was converted into the right to receive either the cash consideration or the share consideration (each as described below), at the election of the holder, subject to proration procedures described in the Merger Agreement and applicable withholding taxes.  The election to receive the cash consideration was undersubscribed. As a result, holders of shares of Johnson Controls common stock that elected to receive the share consideration and holders of shares of Johnson Controls common stock that made no election (or failed to properly make an election) became entitled to receive, for each such share of Johnson Controls common stock, $5.7293 in cash, without interest, and 0.8357 combined company ordinary shares, subject to applicable withholding taxes.  Holders of shares of Johnson Controls common stock that elected to receive the cash consideration became entitled to receive, for each such share of Johnson Controls common stock, $34.88 in cash, without interest, subject to applicable withholding taxes.  In the merger, Johnson Controls shareholders received, in the aggregate, approximately $3.864 billion in cash. Immediately after the closing of, and giving effect to, the merger, former Johnson Controls shareholders owned approximately 56% of the issued and outstanding combined company ordinary shares and former Tyco stockholders owned approximately 44% of the issued and outstanding combined company ordinary shares.

Tyco financed the cash consideration for the merger and fees, expenses and costs related to the transactions with $4,000 million of debt financing. In connection with the debt financing, on March 10, 2016, Tyco International Holding S.à.r.l (“TSarl”) entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) with Citibank, N.A., as Administrative Agent, and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and JPMorgan Chase Bank, N.A., as joint lead arrangers and joint book runners, providing for a three and a half year senior unsecured term loan facility in the amount of $4,000 million to finance the cash consideration for, and fees, expenses, and costs incurred in connection with, the merger. TSarl borrowed $4,000 million under the Term Loan Agreement simultaneously with the closing of the merger.

2.  Basis of Presentation

The unaudited pro forma combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transactions, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the results of operations of the combined company. On September 8, 2016, the board of directors of Johnson Controls International plc approved the separation of its automotive seating and interiors business (the “Adient Business”) from the rest of the company (the “separation”).  The separation will be effected by means of a declaration in specie of the automotive seating and interiors business to the Johnson Controls International plc shareholders, which the board declared on September 8, 2016, by way of the transfer of the Adient Business to Adient (as defined below) and the issuance of ordinary shares of Adient to holders of Johnson Controls International plc’s ordinary shares on a pro rata basis (the “distribution”).  The distribution is expected to occur at 12:01 a.m., New York City time, on October 31, 2016 to Johnson Controls International plc’s shareholders of record as of the close of business on October 19, 2016 (the “record date”).  Each shareholder will receive one ordinary share of Adient for every ten ordinary shares of Johnson Controls International plc held at the close of business on the record date.  Johnson Controls International plc shareholders will receive cash in lieu of fractional shares of Adient (if any).

The separation and distribution are subject to the satisfaction (or to the extent waivable, waiver by Johnson Controls International plc in its sole discretion) of certain conditions, as more fully described in the information statement of Adient Limited, which is attached as Exhibit 99.1 to the registration statement of Adient Limited filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2016 and most recently amended on August 15, 2016 (the “information statement”).  Adient Limited is currently a private limited company organized under the laws of Ireland and will be re-registered as a public limited company,

Adient plc, prior to the distribution (collectively, “Adient”).  Following the separation and distribution, Adient will be an independent, publicly traded company, and Johnson Controls International plc will not retain any equity interest in Adient.

Accordingly, the unaudited pro forma financial information of the combined company after giving effect to the merger has been further adjusted to reflect the approved distribution of the Adient Business. The unaudited pro forma financial information related to the approved spin-off of the Adient Business has been prepared in accordance with the discontinued operations guidance in ASC 205, “Financial Statement Presentation” (“ASC 205”) and therefore does not reflect what Johnson Controls’ or Adient’s results of operations would have been on a stand-alone basis and are not necessarily indicative of Johnson Controls’ or Adient’s future results of operations. As such, the unaudited pro forma combined financial statements of income do not allocate any general corporate overhead expenses of Johnson Controls to the Adient Business.

The merger is treated as a business combination for accounting purposes, with Johnson Controls as the accounting acquirer and Tyco the acquiree. Therefore, the historical basis of Johnson Controls’ assets and liabilities are not affected by the merger, and the accounting policies of Johnson Controls are applied (see Note 3). In identifying Johnson Controls as the acquiring entity, the companies took into account the structure of the merger and other activities contemplated by the merger agreement, relative outstanding share ownership, the composition of the combined company’s board of directors, and the designation of certain senior management positions of the combined company.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”).

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect management’s intended use for those assets.

Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Fair value estimates were determined based on preliminary discussions between Johnson Controls and Tyco management, due diligence efforts, preliminary valuation results and information available in public filings. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change upon completion of valuation and other studies (see Note 5).

For pro forma purposes, the valuation of consideration transferred is based on, amongst other things, the adjusted share price of Johnson Controls on September 2, 2016 of $47.67 per share. In addition, the fair value of Tyco equity awards was estimated based on Tyco’s closing share price at September 2, 2016 of $45.59 per share.

Tyco operated under a 52 or 53-week fiscal year that ends on the last Friday in September and the first three fiscal quarters that end on the last Friday of each quarter. Johnson Controls operates on a fiscal year that ends on September 30 of each year and the first three fiscal quarters that end on the last day of each quarter. This resulted in a five day difference in the close of the 2015 fiscal years and a six day difference in the close of the first nine months ended in fiscal 2016. Because the historical statements of income of each company represent full and equivalent annual and quarterly periods, no adjustments have been made to align the fiscal years or quarters. Management is not aware of any significant transactions occurring outside the normal course of business entered into by Tyco from September 25, 2015 to September 30, 2015 or from June 24, 2016 to June 30, 2016.

The unaudited pro forma combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information has not been adjusted to give effect to certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. Also, the unaudited pro forma combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the merger are not included in the unaudited pro forma combined statements of income. However, the impact of such transaction expenses is reflected in the unaudited pro forma combined statement of financial position as a decrease to retained earnings and as a decrease to cash.

Certain amounts from the historical consolidated financial statements of Tyco were reclassified to conform their presentation to that of Johnson Controls.

3.  Accounting Policies

Johnson Controls has completed a preliminary review of accounting policies for purposes of the unaudited pro forma combined financial information, during which review, Johnson Controls identified the following differences in accounting policies:

Adoption of ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”

In November 2015, the FASB issued authoritative guidance intended to simplify the presentation of deferred income taxes. Under the new guidance, deferred tax liabilities and deferred tax assets are to be classified as noncurrent in the statement of financial position. This guidance is effective for Johnson Controls and Tyco in the first quarter of fiscal 2018, with early adoption permitted on a prospective or retrospective basis. Johnson Controls early adopted the standard during the quarter ended December 31, 2015 on a retrospective basis, and Tyco did not adopt the standard as of June 30, 2016. See 6(c), 6(g), 6(j) and 6(m).

Accounting for Defined Benefits

Net actuarial gains or losses and changes in the fair value of plan assets for its defined benefit plans are recognized by Johnson Controls immediately upon remeasurement in the statement of income, and by Tyco initially in other comprehensive income.  In order to align Tyco to Johnson Controls’ accounting policy, accumulated unamortized actuarial losses were removed from Tyco’s accumulated other comprehensive loss as of June 30, 2016, with an offset to retained earnings. For the year ended September 30, 2015, the adjustment required to reflect the loss for the fiscal year on a mark-to-market basis and the reversal of amortization of actuarial losses that were included in Tyco’s historical financial statements was recorded within cost of sales and selling, general and administrative expenses based on the classification of the underlying participants (see 7(b) and 7(c)).   For the nine months ended June 30, 2016, the reversal of amortization of actuarial losses that were included in Tyco’s historical financial statements was recorded in selling, general and administrative expenses (see 7(c)).

Upon completion of the merger, Johnson Controls has commenced a detailed review of Tyco’s accounting policies. As a result of that review, Johnson Controls may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Johnson Controls is not aware of any other significant differences in accounting policies.

4.  Estimated Merger Consideration

The total estimated merger consideration is calculated as follows (in millions, except for share data):

Number of Tyco ordinary shares outstanding as of September 2, 2016	427,181,743
Tyco share consolidation ratio	0.955
Tyco ordinary shares outstanding following the share consolidation and immediately prior to the merger (1)	407,958,565
Johnson Controls adjusted share price as of September 2, 2016 (2)	$47.67
Fair value of equity portion of the merger consideration	$19,447
Fair value of Tyco equity awards (3)	$299
Total estimated merger consideration	$19,746

(1)         As newly issued Tyco shares were exchanged for shares of Johnson Controls on a 1 for 1 basis, the amount of shares outstanding immediately following the pre-merger share consolidation equals the number of Johnson Controls shares that Johnson Controls would theoretically have been required to issue in order to maintain the respective post-merger ownership percentages of the combined company held by Tyco and Johnson Controls.

(2)         Amount equals Johnson Control closing share price and market capitalization at September 2, 2016 ($45.45 and $29,012 million, respectively) adjusted for the Tyco $3,864 million cash contribution used to purchase 110.8 million shares of Johnson Controls stock for $34.88 per share.

(3)         The total fair value of Tyco equity awards of $408 million was allocated between total estimated merger consideration of $299 million and post-merger compensation expense of $109 million based on the portion of the total service period of the underlying awards that have been completed by the merger date. As a result of the merger, it is probable that a portion of the post-merger compensation expense will be accelerated in the financial statements of the combined company due to the likelihood that certain Tyco employees will be terminated in conjunction with the transaction.

5.  Purchase Accounting Adjustments

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Johnson Controls in the merger, reconciled to estimate merger consideration (in millions):

	Amounts as of Acquisition Date
Book value of net assets acquired at June 30, 2016	$4,386
Adjusted for:
Noncontrolling interests	(35)
Elimination of existing goodwill and intangible assets	(5,384)
Adjusted book value of net assets acquired	(1,033)
Adjustments to:
Inventories	136	6	(b)
Property, plant and equipment	237	6	(d)
Other intangible assets	7,210	6	(f)
Other noncurrent assets	(466)	6	(g)
Other current liabilities	50	6	(j)
Long-term debt	(154)	6	(k)
Other noncurrent liabilities	(1,322)	6	(m)
Goodwill	15,088	6	(e)
Total estimate of consideration transferred	$19,746

6.  Balance Sheet Adjustments

The following represents an explanation of the various adjustments to the unaudited pro forma combined statement of financial position.

(a)         Cash and cash equivalents

Cash and cash equivalents has been adjusted for the following (in millions):

Net Tyco borrowings assumed by Johnson Controls (1)	$3,975
Cash contributed by Tyco used to purchase shares of Johnson Controls (2)	(3,864)
Repayment of Johnson Controls debt (3)	(1,452)
Distribution from Adient (4)	3,000
Johnson Controls pension and deferred compensation liabilities (5)	(412)
Tyco unfunded deferred compensation liability (6)	(23)
Johnson Controls transaction costs (7)	(39)
Tyco transaction costs (8)	(72)
Total pro forma adjustment to cash and cash equivalents	$1,113

(1)         Represents proceeds received from debt issued by Tyco in connection with the merger net of deferred financing fees of $25 million assumed by Johnson Controls. See 6(k).

(2)         Represents cash consideration contributed by Tyco to Johnson Controls, which was paid to Johnson Controls shareholders in exchange for a portion of the outstanding shares of Johnson Controls, in accordance with the terms of the merger agreement.

(3)         Represents cash consideration paid by Johnson Controls for the repayment of debt due to change in control provisions triggered by the merger transaction. See 6(h) and 6(k).

(4)         In connection with the approved spin-off of Adient, Adient has obtained $3,500 million in debt financing. $500 million of the proceeds of such financing are expected to remain with Adient following the spin-off, with $3,000 million being distributed to the combined company prior to the completion of the spin-off. The combined company intends to use a portion of these proceeds to fund the repayment of any of the Johnson Controls debt due as a result of the merger and any payment of pension and deferred compensation liabilities due to change in control provisions triggered by the merger transaction. The remaining cash proceeds will be used for general corporate purposes.

(5)         Represents the payment of Johnson Controls nonqualified defined benefit pension and deferred compensation liabilities due to change in control provisions triggered by the merger transaction. Payment will occur within 90 days of the merger date. See 6(g), 6(i), 6(j), 6(l), 6(m) and 6(n).

(6)         Represents the unfunded portion of Tyco’s Supplemental Savings and Retirement Plan (“SSRP”), which was required to be funded in connection with the merger. See 6(c).

(7)         Represents transaction costs incurred by Johnson Controls and settled prior to or at the merger date.  See 6(n).

(8)         Represents transaction costs incurred by Tyco and settled prior to the merger date. See 6(n).

(b)         Inventories

Represents an adjustment of $136 million to increase the carrying value of Tyco’s inventories to adjust it to its preliminary estimated fair value.

(c)          Other current assets

Other current assets has been adjusted for the following (in millions):

Deferred compensation adjustment (1)	$23
Deferred tax adjustment (2)	(62)
Total	$(39)

(1)         Tyco maintains the SSRP, a nonqualified deferred compensation plan for current and former executives. The executives participating in this plan have elected to defer a portion of their compensation until a later date and are also credited with company matching contributions and investment earnings based on their individual deemed investment elections. Under the terms of the SSRP, Tyco has no obligation to fund the SSRP, although it created a rabbi trust for use as a potential pre-funding vehicle in the event of a change in control transaction.  The trust agreement provides that Tyco would be obligated to make an irrevocable contribution to the trust in an amount sufficient to fully fund the SSRP liabilities no later than thirty days after a change in control. As of June 30, 2016, Tyco had a gross liability of $78 million under the SSRP. Tyco had previously set aside certain assets outside of the trust to partially mitigate the changes in the SSRP liability due to market impacts. The value of these assets totaled $55 million at June 30, 2016, leaving an additional $23 million required to fund the liability of the trust upon a change in control. This $23 million is reflected as a reduction of cash in the unaudited pro forma combined statement of financial position. See 6(a).

(2)         Represents the adjustment to current deferred tax assets upon Tyco’s adoption of ASU 2015-17 (see Note 3).

(d)         Property, plant and equipment — net

Represents the adjustment in carrying value of Tyco’s property, plant and equipment from its recorded net book value to its preliminary estimated fair value. The estimated fair value is expected to be depreciated over the estimated useful lives, generally on a straight-line basis. The property, plant and equipment consist of the following (in millions, except for estimated useful lives):

	Estimated Useful Life	Tyco Historical Carrying Amount	Fair Value Adjustment	Estimated Fair Value
Subscriber Systems	6 – 11	$534	$—	$534
Machinery & Equipment	5	180	102	282
Buildings	19	139	94	233
Land	N/A	33	41	74
Other	5	294	—	294
Total		$1,180	$237	$1,417

The final determination of fair value of property, plant and equipment, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property, plant and equipment and the purchase price allocation, which is expected to be finalized subsequent to the merger.

The preliminary estimate of fair value of Tyco’s property, plant and equipment was determined using a depreciated replacement cost method, which is a form of the “cost approach,” using currently available information, such as Tyco’s balance sheet and fixed asset registers.

The estimate of fair value and estimated useful lives is preliminary and subject to change once Johnson Controls has sufficient information as to the specific types, nature, age, condition, and location of Tyco’s property, plant and equipment.

(e)          Goodwill

Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets net of liabilities. Goodwill acquired is estimated to be $15,088 million. The estimated goodwill recognized is attributable primarily to expected synergies, expanded market opportunities, and other benefits that Johnson Controls believes will result from combining its operations with the operations of Tyco. The goodwill created in the merger is not deductible for tax purposes and is subject to material revision as the purchase price allocation is finalized. See Note 5.

(f)           Other intangible assets — net

Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $7,210 million, which is an increase of $6,244 million over Tyco’s book value of intangibles prior to the merger. The general categories of the acquired identified intangible assets are the following:

•                 Customer relationships

•                 Tradenames

•                 Technology

•                 In-process Research & Development (“IPR&D”)

•                 Backlog

Identified intangibles assets acquired consist of the following (in millions):

Intangible asset	Estimated Fair Value
Acquired identifiable-definite-lived intangible assets	$4,300
Acquired indefinite lived intangible assets (primarily trademarks)	2,580
Purchased IPR&D	330
Estimated fair value of identified intangible assets	$7,210

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the merger.

(g)          Other noncurrent assets

Other noncurrent assets has been adjusted for the following (in millions):

Deferred income tax adjustment — Johnson Controls pension and deferred compensation liabilities (1)	$(149)
Deferred tax adjustment (2)	15
Deferred financing fees (3)	25
Purchase accounting adjustment (4)	(466)
Total	$(575)

(1)         Represents the deferred tax impact of the payment of Johnson Controls’ nonqualified defined benefit pension and deferred compensation liabilities due to change in control provisions triggered by the merger transaction. See 6(a).

(2)         Represents the adjustment to increase noncurrent deferred tax assets by $15 million upon Tyco’s adoption of ASU 2015-17 (see Note 3).

(3)         Underwriters’ fees related to the term loan facility and revolving line of credit were $23 million and $2 million, respectively.

(4)         Represents the estimated fair value adjustment of $466 million related to Tyco’s historical other noncurrent assets acquired by Johnson Controls in the transaction. This adjustment is comprised of (i) $334 million related to the reduction of deferred tax assets due to an increase in deferred tax liabilities in certain jurisdictions resulting from purchase accounting (see Note 5 and 6(m)), (ii) $86 million related to the elimination of Tyco’s historical capitalized contract related costs, and (iii) $46 million related to the write-off of deferred financing costs.

(h)         Short-term debt and current portion of long-term debt

Represents the reduction in Johnson Controls’ outstanding short-term debt of $1,014 million for the repayment of debt in connection with the merger. Additionally, represents the repayment of $148 million of Johnson Controls’ long-term debt due to change in control provisions triggered by the merger, which was classified as current as of June 30, 2016. See 6(a).

(i)             Accrued compensation and benefits

Represents the settlement of short-term liabilities related to Johnson Controls’ nonqualified defined benefit pension plans due to the change in control provisions triggered by the merger transaction.  See 6(a).

(j)            Other current liabilities

Other current liabilities has been adjusted for the following (in millions):

Reclassification of deferred taxes (1)	$(61)
Current income tax payable adjustment — Johnson Controls pension and deferred compensation liabilities (2)	(14)
Purchase accounting adjustment (3)	(50)
Total	$(125)

(1)         Represents the adjustment to Tyco’s current deferred tax liabilities upon the adoption of ASU 2015-17 (see Note 3).

(2)         Represents the adjustment to current income taxes payable related to Johnson Controls’ payout of the nonqualified defined benefit pension and deferred compensation liabilities. See 6(a).

(3)         Represents the estimated fair value adjustment related to Tyco’s historical deferred revenue assumed by Johnson Controls in the transaction. The fair value of the assumed deferred revenue was estimated based upon management’s assessment of the future costs to be incurred in connection with the combined company’s continued legal obligation associated with the assumed deferred revenue plus a reasonable profit margin.

(k)         Long-term debt

Long-term debt has been adjusted for the following (in millions):

$4,000 senior unsecured term loan issuance assumed by Johnson Controls(1)	$4,000
Reduction in Johnson Controls outstanding debt (2)	(290)
Fair value adjustment to existing Tyco debt (3)	154
Total	$3,864

(1)         To fund the cash consideration paid to Johnson Controls shareholders for the repurchase of Johnson Controls common stock as part of the aggregate merger consideration and transaction related expenses. TSarl has obtained committed debt financing in the form of a $4,000 million senior unsecured term loan, which was assumed by Johnson Controls upon closing of the merger. See 6(a).

(2)         Represents the reduction in Johnson Controls’ outstanding long-term debt for the repayment of debt due to change in control provisions triggered by the merger transaction. See 6(a).

(3)         Represents the estimated fair value adjustment of $154 million related to Tyco’s historical long-term debt that, for accounting purposes, was assumed by Johnson Controls in the transaction. Various valuation methodologies were used to determine the fair value of Tyco’s debt, primarily dependent on the type of market in which Tyco’s debt is traded.  When available, quoted market prices were used to determine the fair value of Tyco’s debt that is traded in active markets.

(l)             Pension and postretirement benefits

Represents the settlement of long-term liabilities related to Johnson Controls’ nonqualified defined benefit pension plans due to the change in control provisions triggered by the merger transaction. See 6(a).

(m)     Other noncurrent liabilities

Other noncurrent liabilities has been adjusted for the following (in millions):

Deferred compensation (1)	$(155)
Deferred tax adjustment (2)	14
Purchase accounting adjustment (3)	1,322
Total	$1,181

(1)         Represents the settlement of long-term liabilities related to Johnson Controls’ deferred compensation plans due to the change in control provisions triggered by the merger transaction. See 6(a).

(2)         Represents the adjustment to increase noncurrent deferred tax liabilities by $14 million upon Tyco’s adoption of ASU 2015-17 (see Note 3).

(3)         Represents the estimated fair value adjustment of $1,322 million related to Tyco’s historical other noncurrent liabilities assumed by Johnson Controls in the transaction. Included in this amount are the following adjustments:

i.                  $1,606 million increase related to deferred income tax liabilities. The total incremental deferred tax liabilities as a result of purchase accounting was $1,940 million, of which $334 million was recorded in jurisdictions with offsetting deferred tax assets (see 6(g)). The estimate of deferred taxes was determined based on the preliminary estimate of fair value of the net assets to be acquired as compared to the historical basis reflected in Tyco’s historical financial statements. A weighted average statutory rate of 28% was applied. This estimate of deferred income tax is preliminary and is subject to change based on Johnson Controls’ final determination of the assets acquired and liabilities assumed by jurisdiction and their respective fair values.

ii.               $284 million reduction related to the fair value adjustment of the long-term portion of Tyco’s historical deferred revenue. The fair value of the deferred revenue assumed was estimated based upon management’s assessment of the future costs expected to be incurred in connection with the combined company’s continued legal obligation associated with the assumed deferred revenue plus a reasonable profit margin.

(n)         Total shareholders’ equity

Represents the elimination of Tyco capital in excess of par value, retained earnings, and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company:

a.              The reduction of common stock by $713 million represents the adjustment to the aggregate historical par value of Johnson Controls and Tyco of $722 million, to reflect 935.5 million shares outstanding at a total par value of $9 million ($0.01 per share) calculated as follows (in millions except share consolidation ratio and per share consideration):

Pre-merger Tyco shares outstanding (as of September 2, 2016)	427.2
Share consolidation ratio	0.955
Post-share consolidation Tyco shares	408.0
Johnson Controls shares outstanding (as of September 2, 2016)	638.3
Cash contributed by Tyco used to purchase shares of Johnson Controls	$3,864
Johnson Controls per share consideration	$34.88
Reduction in shares due to cash consideration paid by Tyco	(110.8)
Adjusted Johnson Controls shares outstanding (1:1 exchange ratio)	527.5

Pro-forma shares outstanding	935.5
Par value	$9

b.              Adjustments to capital in excess of par value for the following (in millions):

Merger consideration	$19,746
Cash contributed by Tyco used to purchase shares of Johnson Controls	(3,864)
Retained Tyco capital structure:
Par value	(4)
Treasury stock	15
Record fair value of Tyco, net of cash consideration paid	15,893
Par value adjustment	713
Elimination of historical Johnson Controls treasury stock	(3,639)
Elimination of historical Tyco capital in excess of par value	(813)
Total	$12,154

c.               Eliminate the $3,639 million of historical treasury stock of Johnson Controls.

d.              Adjustments to retained earnings for the following (in millions):

Elimination of historical Tyco retained earnings (1)	$(5,364)
Payment of Johnson Controls defined benefit and deferred compensation plans (2)	(170)
Johnson Controls transaction costs (3)	(39)
Tyco transaction costs (3)	(72)
Distribution from Adient (4)	3,000
Total	$(2,645)

(1)         Represents the reduction to retained earnings related to the elimination of Tyco’s historical equity.

(2)         Represents the reduction to retained earnings related to the payment of Johnson Controls’ nonqualified defined benefit and deferred compensation plans.  See 6(a).

(3)         Represents the reduction to retained earnings related to transaction costs incurred by Johnson Controls or Tyco on or prior to the merger, which primarily relate to financing, investment banking, advisory, legal, valuation, and other professional fees, and retention-related costs for certain Tyco employees. Not included in these costs are employee or integration-related costs such as severance, restructuring or other costs anticipated to be incurred to achieve ongoing operating synergies following the completion of the merger.

(4)         Represents the increase to retained earnings due to the distribution expected to be received from Adient prior to the completion of the spin-off.

e.               Eliminate the $1,815 million of historical accumulated comprehensive loss of Tyco.

7.  Statements of Operations Adjustments

The following outlines the various adjustments to the unaudited pro forma combined statements of income.

(a)         Net sales

The reduction to net sales include $35 million and $23 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively, related to fair value adjustments of Tyco’s deferred revenue in purchase accounting. See Note 6(j) and 6(m).

(b)         Cost of sales

The increase to cost of sales is comprised of the following (in millions):

Fiscal Year Ended September 30, 2015

Adjustment for accounting for defined benefit plans (1)	$36
Depreciation adjustment for property, plant and equipment (2)	(26)
Amortization adjustment for identified definite-lived intangible assets (3)	117
Eliminate amortization of deferred costs (4)	(11)
Total pro forma adjustment to cost of sales	$116

Nine Months Ended June 30, 2016

Depreciation adjustment for property, plant and equipment (2)	$(18)
Amortization adjustment for identified definite-lived intangible assets (3)	80
Eliminate amortization of deferred costs (4)	(8)
Total pro forma adjustment to cost of sales	$54

(1)         For the fiscal year ended September 30, 2015, represents the adjustment due to the change in timing of defined benefit plans’ mark-to-market gain or loss recognition. See Note 3.

(2)         The adjustments made to cost of sales include $26 million and $18 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively, of a reduction to depreciation expense due to the fair value adjustments of Tyco’s property, plant and equipment in purchase accounting. See Note 6(d) and 7(c).

For each increase or decrease of $100 million to the adjustment to property, plant and equipment, assuming a weighted average useful life of 7 years, depreciation expense recorded in cost of sales would increase or decrease by $6 million and $5 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively.

(3)         The adjustments made to cost of sales include $117 million and $80 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively, of additional amortization expense due to the identification of definite-lived intangible assets in purchase accounting discussed in Note 6(f). Refer to 7(c) below for further discussion of amortization expense for the definite-lived intangible assets.

For each increase or decrease of $100 million to the adjustment to definite-lived intangible assets with a useful life greater than one year, assuming a weighted average useful life of 10 years, amortization expense recorded in cost of sales would increase or decrease by $3 million and $2 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively.

(4)         The adjustments made to cost of sales include $11 million and $8 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively, related to fair value adjustments to eliminate the amortization of Tyco’s capitalized contract related costs in purchase accounting. See Note 6(g).

(c)          Selling, general and administrative expenses

The increase to selling, general and administrative expenses is comprised of the following (in millions):

Fiscal Year Ended September 30, 2015

Adjustment for accounting for defined benefit plans (1)	$109
Depreciation adjustment for property, plant and equipment (2)	(37)
Amortization adjustment for identified definite-lived intangible assets (3)	223
Total pro forma adjustment to selling, general and administrative expenses	$295

Nine Months Ended June 30, 2016

Adjustment for accounting for defined benefit plans (1)	$(21)
Depreciation adjustment for property, plant and equipment (2)	(21)
Amortization adjustment for identified definite-lived intangible assets (3)	148
Transaction costs (4)	(70)
Total pro forma adjustment to selling, general and administrative expenses	$36

(1)         For the fiscal year ended September 30, 2015, represents the adjustment due to the change in timing of defined benefit plans’ mark-to-market gain or loss recognition and the reversal of actuarial gain or loss amortization included in historical Tyco results. For the nine months ended June 30, 2016, represents the reversal of actuarial gain or loss amortization included in historical Tyco results. See Note 3.

(2)         The adjustments made to selling, general and administrative expenses include $37 million and $21 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively, of a reduction to depreciation expense due to the fair value adjustments of Tyco’s property, plant and equipment in purchase accounting. See Note 6(d) and 7(b).

For each increase or decrease of $100 million to the adjustment to property, plant and equipment, assuming a weighted average useful life of 7 years, depreciation expense recorded in selling, general and administrative expenses would increase or decrease by $8 million and $6 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively.

(3)         The adjustments made to selling, general and administrative expense includes $223 million and $148 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively, of additional amortization expense due to the identification of definite-lived intangible assets in purchase accounting discussed in Note 6(f).

For each increase or decrease of $100 million to the adjustment to definite-lived intangible assets with a useful life greater than one year, assuming a weighted average useful life of 10 years, amortization expense included in selling, general and administrative expenses would increase or decrease by $7 million and $6 million for the fiscal year ended September 30, 2015 and nine months ended June 30, 2016, respectively.

Pro forma amortization has been estimated on a preliminary basis, and only includes additional amortization expense for definite-lived intangible assets with an estimated useful life greater than one year, as follows (in millions, except estimated useful life):

The total estimated impact to cost of sales and selling, general and administrative expenses is summarized below:

				Estimated Amortization
	Estimated Fair Value		Weighted Average Estimated Useful Life	Fiscal Year Ended September 30, 2015	Nine Months Ended June 30, 2016
Acquired definite lived - intangible assets with estimated useful life greater than one year	$4,190	(1)	10	$428	$301
Tyco historical amortization				(88)	(73)
Pro forma amortization expense				$340	$228

(1)         Excludes $110 million of definite-lived intangible assets which have an estimated useful life of less than one year and therefore were excluded from the above adjustment as the amortization is not expected to have a continuing impact.

(4)         Represents the elimination of non-recurring transaction costs that are directly related to the merger of $37 million and $33 million incurred by Johnson Controls and Tyco, respectively, during the nine months ended June 30, 2016.

(d)         Interest expense

For the fiscal year ended September 30, 2015, represents an increase to interest expense of $83 million, comprised of (i) $94 million of additional interest expense calculated at an assumed rate of 2.34%, representing the three-month London Interbank Offer Rate as of September 2, 2016 plus 1.50% in accordance with the terms of the $4,000 million senior unsecured term loan, (ii) a decrease of $9 million as a result of a $154 million step-up in fair value of existing Tyco debt, which is recognized as a reduction to interest expense over the remaining term of the existing debt, and (iii) a decrease of $2 million related to elimination of amortization expense related to Tyco’s preexisting deferred financing costs.  A 1/8 percent increase or decrease in the interest rates assumed above would result in an aggregate increase or decrease to interest expense of $5 million in the period.

For the nine months ended June 30, 2016, represents an increase to interest expense of $62 million comprised of (i) $71 million of additional interest expense at a rate of 2.34%, as calculated above, related to the $4,000 million senior unsecured term loan entered into by Tyco, (ii) a decrease of $7 million as a result of the $154 million step-up in fair value of existing Tyco debt, which is recognized as a reduction to interest expense over the remaining term of the debt, and  (iii) a decrease of $2 million related to elimination of amortization expense related to Tyco’s preexisting deferred financing costs. A 1/8 percent increase or decrease in the assumed rates would result in an aggregate increase or decrease to the above noted interest expense of $4 million in the term loan interest expense.

The net impact to interest expense as a result of the repayment of Johnson Controls debt and short-term borrowings by Johnson Controls discussed in Note 6(a) are immaterial to all periods presented.

(e)          Provision for income taxes

Represents the income tax effect for unaudited pro forma combined statement of income adjustments related to the merger using statutory tax rates in each jurisdiction, less any applicable valuation allowances for both the fiscal year ended September 30, 2015 and the nine months ended June 30, 2016. Because the adjustments contained in this unaudited pro forma combined financial information are based on estimates, the effective tax rate will likely vary from the effective rate in periods subsequent to the merger. Additionally, certain adjustments reflect transactions that occur within legal entities located in jurisdictions which are subject to valuation allowances and a tax benefit is not expected to be realized on a more likely than not basis. Adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities upon detailed analysis of the acquired assets and assumed liabilities will occur in conjunction with the finalization of the purchase accounting, and these items could be material.

8.  Earnings per share

The unaudited pro forma weighted average number of basic shares outstanding is calculated as follows (in millions, except share consolidation ratio and per share amounts):

	Fiscal Year Ended 9/30/2015	Nine Months Ended 6/30/2016
Weighted average Tyco shares outstanding — Basic (1)	421.0	425.0
Share consolidation ratio:	0.955	0.955
Post-share consolidation shares:	402.1	405.9
Johnson Controls shares outstanding as of September 2, 2016:	638.3	638.3
Sub-total	1,040.4	1,044.2
Cash consideration to Johnson Controls shareholders:	$3,864	$3,864
Per share consideration:	$34.88	$34.88
Reduction in shares:	110.8	110.8
Adjusted weighted average shares outstanding — Basic (2)	929.6	933.4

(1)         Historical Tyco weighted average shares for the periods presented.

(2)         For purposes of pro forma earnings per share, adjusted weighted average shares outstanding do not reflect equity awards which may vest upon satisfaction of “double trigger” criteria for accelerated vesting contained in the award agreements.

The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding the effect of dilutive securities to the unaudited pro forma weighted average number of basic shares outstanding. For the fiscal year ended September 30, 2015, the effect of dilutive securities are comprised of 6.3 million shares and 5.7 million shares of common stock of the combined company exercisable or issuable pursuant to outstanding awards of Johnson Controls and Tyco, respectively. For the nine months ended June 30, 2016, the effect of dilutive securities are comprised of 4.5 million shares and 3.0 million shares of common stock of the combined company exercisable or issuable pursuant to outstanding awards of Johnson Controls and Tyco, respectively. The dilutive effects of these share-based awards were computed using the treasury stock method.

(in millions)

	Fiscal Year Ended 9/30/2015	Nine Months Ended 6/30/2016
Pro forma weighted basic shares outstanding:	929.6	933.4
Dilutive impact of Tyco awards outstanding:	5.7	3.0
Dilutive impact of Johnson Controls awards outstanding:	6.3	4.5
Adjusted weighted average shares outstanding — Diluted	941.6	940.9

9.  Adient Business Spin-off

As discussed in Note 2, “Basis of Presentation,” the spin-off of the Adient Business is expected to occur on October 31, 2016. Due to the significance of the transaction, the unaudited pro forma combined statement of financial position as of June 30, 2016 and the unaudited pro forma combined statements of income for the year ended September 30, 2015 and for the nine months ended June 30, 2016 have been adjusted to reflect the spin-off of the Adient Business, which will be treated as a discontinued operation at the time of the spin-off. Additionally, as this transaction has not yet been reflected in the historical financial statements of Johnson Controls, unaudited pro forma statements of income for Johnson Controls have been provided within this Note 9 for the years ended September 30, 2014 and 2013 in order to provide pro forma presentation of the spin-off for the three years presented in Johnson Controls’ current report on Form 8-K (Items 8.01 and 9.01) filed with the SEC on March 3, 2016.

The following unaudited pro forma consolidated statements of income have been prepared in accordance with the discontinued operations guidance in ASC 205 and therefore do not reflect what Johnson Controls’ or Adient’s results of operations would have been on a stand-alone basis and are not necessarily indicative of Johnson Controls’ or Adient’s future results of operations. As such, the unaudited pro forma combined financial statements of income do not allocate any general corporate overhead expenses of Johnson Controls to the Adient Business.

The information in the Adient Spin-off column in the unaudited pro forma consolidated statements of income was prepared based on the Johnson Controls’ audited financial statements for the years ended September 30, 2014 and 2013 and only include costs that are directly attributable to the operating results of the Adient Business.

UNAUDITED PRO FORMA STATEMENT OF INCOME

FISCAL YEAR ENDED SEPTEMBER 30, 2014

(In millions, except per share data)

	Historical Johnson Controls	Adient Spin-off	Pro Forma Johnson Controls Continuing Operations
Net sales
Products and systems	$34,978	$(22,032)	$12,946
Services	3,771	—	3,771
	38,749	(22,032)	16,717
Cost of sales
Products and systems	29,910	(20,039)	9,871
Services	2,534	—	2,534
	32,444	(20,039)	12,405

Gross profit	6,305	(1,993)	4,312

Selling, general and administrative expenses	(4,216)	1,222	(2,994)
Restructuring and impairment costs	(324)	159	(165)
Net financing charges	(244)	18	(226)
Equity income	395	(285)	110

Income from continuing operations before income taxes	1,916	(879)	1,037

Provision for income taxes	407	(314)	93

Income from continuing operations	1,509	(565)	944

Income from continuing operations attributable to noncontrolling interests	105	(67)	38

Net income from continuing operations attributable to Johnson Controls, Inc. common shareholders	$1,404	$(498)	$906

Basic earnings per share attributable to Johnson Controls, Inc. from continuing operations	$2.11		$1.36

Diluted earnings per share attributable to Johnson Controls, Inc. from continuing operations	$2.08		$1.34

Weighted average number of shares outstanding:
Basic	666.9		666.9
Diluted	674.8		674.8

UNAUDITED PRO FORMA STATEMENT OF INCOME

FISCAL YEAR ENDED SEPTEMBER 30, 2013

(In millions, except per share data)

	Historical Johnson Controls	Adient Spin-off	Pro Forma Johnson Controls Continuing Operations
Net sales
Products and systems	$33,092	$(20,461)	$12,631
Services	4,053	—	4,053
	37,145	(20,461)	16,684
Cost of sales
Products and systems	28,189	(18,833)	9,356
Services	2,810	—	2,810
	30,999	(18,833)	12,166

Gross profit	6,146	(1,628)	4,518

Selling, general and administrative expenses	(3,627)	1,097	(2,530)
Restructuring and impairment costs	(903)	712	(191)
Net financing charges	(247)	12	(235)
Equity income	399	(303)	96

Income from continuing operations before income taxes	1,768	(110)	1,658

Provision for income taxes	674	(206)	468

Income from continuing operations	1,094	96	1,190

Income from continuing operations attributable to noncontrolling interests	102	(58)	44

Net income from continuing operations attributable to Johnson Controls, Inc. common shareholders	$992	$154	$1,146

Basic earnings per share attributable to Johnson Controls, Inc. from continuing operations	$1.45		$1.68

Diluted earnings per share attributable to Johnson Controls, Inc. from continuing operations	$1.44		$1.66

Weighted average number of shares outstanding:
Basic	683.7		683.7
Diluted	689.2		689.2